Exhibit 99.2

Neal A. Fuller, EVP & CFO AMERISAFE 337.463.9052

AMERISAFE DECLARES SPECIAL DIVIDEND OF $3.50 PER SHARE

AND REGULAR QUARTERLY DIVIDEND

DeRidder, LA – October 28, 2020—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high hazard industries, today announced that its Board of Directors had declared a special cash dividend of $3.50 per share.

The special cash dividend will be payable on November 18, 2020 to shareholders of record as of November 11, 2020. The Board of Directors also declared a regular quarterly dividend of $0.27 per share, payable on December 18, 2020 to shareholders of record as of December 4, 2020.

“Our long-term commitment to underwriting discipline throughout the insurance cycle allowed us to strengthen our balance sheet, while returning significant capital to our shareholders. We are pleased to announce this extraordinary dividend in an unprecedented time in the market,” said G. Janelle Frost, President and Chief Executive Officer.

Over the past eight years, the Company has declared $27.63 per share in dividends, comprising $5.88 in regular dividends and $21.75 in special dividends per share.

More information on the dividend and information on the company’s third quarter earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, manufacturing, and agriculture. AMERISAFE actively markets workers’ compensation insurance in 27 states.